Exhibit 99.1

PRESS RELEASE

Contact: Symmetry Surgical Inc. Scott D. Kunkel Senior Vice President Chief Financial Officer (615) 964-5276	Investors and Media: The Ruth Group Zack Kubow (646) 536-7020 zkubow@theruthgroup.com

Symmetry Surgical Reports Fourth Quarter 2014

and Full Year 2014 Financial Results

Reiterates 2015 Financial Guidance

Nashville, TN - February 26, 2015 – Symmetry Surgical Inc. (Nasdaq: SSRG) announced today financial results for the fourth quarter and full year ended January 3, 2015.

Thomas J. Sullivan, President and Chief Executive Officer of Symmetry Surgical, stated, “During the fourth quarter we successfully completed the spinout of Symmetry Surgical into a standalone public company and, more importantly, maintained stable performance in the business. While our overall revenue was flat year over year in the quarter after adjusting for the loss of our distribution rights for New Wave Surgical’s product line, we achieved slight growth in our Symmetry Surgical branded category as well as international growth for the second consecutive quarter. We believe this is a positive result and we are implementing several initiatives to build upon our portfolio and further enhance our growth potential, especially in the United States.”

Mr. Sullivan added, “We are reiterating our financial guidance provided last month. Looking forward, we will continue to focus on improved execution in our U.S. business and driving new product launches, along with business development opportunities such as the early January exclusive U.S. distribution agreement we signed with neoSurgical for the neoClose® Trocar Port Closure System.”

Financial Results

Revenue for the fourth quarter 2014 was $20.3 million, compared to $22.3 million in the fourth quarter 2013, which included $2.0 million of revenue related to the New Wave Surgical product line, which was acquired by a third party in the first quarter 2014 and no longer sold by Symmetry Surgical after April 30, 2014. Excluding the impact of the loss of the New Wave Surgical product line, fourth quarter 2014 revenue was flat compared to the same period last year, with increased volume neutralizing price pressure related to increased revenues from contracted sales.

Revenue in the U.S. was $17.7 million, down (10.7%) compared to the fourth quarter 2013 and flat compared to third quarter 2014. Excluding the impact of revenue related to New Wave Surgical’s product line in the fourth quarter of 2013, revenue in the U.S. was down slightly compared to fourth quarter 2013. International revenue was $2.6 million, up 5.6% compared to fourth quarter 2013 and down (4.9%) compared to third quarter 2014.

Revenue of Symmetry Surgical branded products was $18.1 million, up slightly compared to fourth quarter 2013 and down (0.9%) compared to third quarter 2014. Revenue of Alliance products was $2.2 million, down (47.5%) compared to fourth quarter 2013 and up 0.5% compared to third quarter 2014. Excluding the impact of revenue related to New Wave Surgical’s product line in the fourth quarter of 2013, revenue of Alliance products was down (1.5%) compared to fourth quarter 2013.

The Company’s fiscal year ends on the Saturday closest to December 31, which resulted in the inclusion of a 53rd week in fiscal year 2014 and a 14th week in the fiscal fourth quarter 2014. Due to the timing of the year-end holiday, the Company believes that the effect of the additional week on sales for the quarter was somewhat minimized.

Gross profit for the fourth quarter 2014 was $8.3 million, compared to $8.9 million in the fourth quarter 2013. Gross margin percentage for the fourth quarter 2014 was 41.1%, compared to 39.7% in the same period last year. The increase in gross margin percent was driven by improved product mix, partially offset by lower revenue and pricing pressure related to contracted sales. The decrease in gross margin dollars was driven by the reduction in revenue combined with $0.7 million write-offs of inventory for expiring product and other one-time, non-cash charges.

Total operating expenses in the fourth quarter 2014 were $54.8 million, compared to $8.2 million in the fourth quarter 2013. The fourth quarter 2014 operating expenses included a $45.3 million non-cash asset impairment charge to goodwill as previously disclosed in the Company’s third quarter 2014 Form 10-Q. The impairment was primarily driven by the market valuation of the Company combined with lower estimates of future cash flows due to a sluggish hospital spending environment in the U.S. and previously disclosed integration challenges related to the 2011 acquisition of the surgical instruments portfolio of Codman and Shurtleff, Inc. from which the Company has not recovered as quickly as previously expected. Excluding this charge, fourth quarter 2014 total operating expenses were $9.5 million, $1.6 million higher than prior year. The fourth quarter 2013 was favorably impacted by collection efforts and lower medical device taxes, totaling $0.7 million combined, which did not repeat in 2014. Additionally, the year over year increase was primarily driven by $0.3 million in sales employee costs, $0.2 million in samples and product launch costs, and $0.2 million in professional and IT fees in connection with the separation from Symmetry Medical.

Operating loss for the fourth quarter 2014 was $(46.4) million primarily driven by the $45.3 million asset impairment charge, compared to operating income of $0.7 million in the fourth quarter 2013. The benefit for income taxes was $(17.0) million for the fourth quarter 2014 and was primarily driven by the reduction in pre-tax income as a result of the asset impairment charge which was tax deductible and increased the Company’s deferred tax asset on the balance sheet to $24.1 million.

Net loss for the fourth quarter 2014 was $(29.5) million, or $(3.08) per diluted share, compared to net income of $0.3 million, or $0.04 per diluted share, in the fourth quarter 2013.

On December 5, 2014, Symmetry Medical distributed 9,586,845 of shares of Symmetry Surgical common stock. For periods prior to the separation, the weighted-average basic and diluted shares outstanding were based on the number of shares of Symmetry Surgical common stock outstanding on the distribution date.

EBITDA (which as defined below excludes impairment charges) for the fourth quarter was $0.4 million compared to $2.5 million in the fourth quarter of 2013 and $1.9 million in third quarter 2014.

Financial Guidance

The following forward-looking estimates regarding 2015 guidance reflect current market conditions and minimal impact of foreign currency rates. Actual results may differ materially, and the Company refers you to forward-looking statements located at the end of the press release.

The Company is reiterating its 2015 financial guidance. For the full year 2015, the Company expects revenue to be in the range of $77 to $84 million. The Company expects full year 2015 EBITDA to be in the range of $6.2 to $8.0 million.

Conference Call

Symmetry Surgical will host a conference call to discuss the fourth quarter and full year 2014 financial results at 8:00 a.m. ET, today. A live webcast of the conference call will be available online from the investor relations page of the Company’s corporate website at www.symmetrysurgical.com. The dial-in numbers are (800) 708-4539 for domestic callers and (847) 619-6396 for international. The reservation number for both is 39008541. After the live webcast, the call will remain available on Symmetry Surgical’s website through May 26, 2015. In addition, a telephonic replay of the call will be available until April 2, 2015. The replay numbers are (888) 843-7419 for domestic callers and (630) 652-3042 for international callers. Please use reservation code 3900 8541#.

About Symmetry Surgical Inc.

Symmetry Surgical is dedicated to developing and delivering high-quality, innovative surgical instruments that meet clinicians' needs and improve patients' lives. Our team collaborates with healthcare providers around the world to provide medical devices that exceed our customers' expectations and provide solutions for today's needs and tomorrow's growth. Our rich and diverse history creates one of the industry's most comprehensive surgical instrument portfolios, which includes our well-known brands such as BOOKWALTER®, GREENBERG®, RILEY™, OLSEN™, ULTRA™, QUAD-LOCK®, FLASHPAK®, RAPIDCLEAN®, OPTI-LENGTH®, CLASSIC® and CLASSIC PLUS®. Symmetry Surgical is headquartered in Nashville, TN. For more information, please visit www.symmetrysurgical.com.

Non-GAAP Measures

EBITDA is Earnings Before Interest, Taxes, Depreciation, Amortization and Asset Impairment. Reconciliations of this non-GAAP measure may be different from non-GAAP measures used by other companies. Management believes this non-GAAP measure improves management's and investors' ability to better compare the company's ongoing financial performance between periods and with other companies.

Forward Looking Statements

This press release includes statements that express our opinions, expectations, beliefs, plans, objectives and assumptions regarding future events or future results and therefore are, or may be deemed to be, “forward-looking statements.” These forward-looking statements can generally be identified by the use of forward-looking terminology, including the terms “believes,” “expects,” “may,” “will,” “should,” “seeks,” “projects,” “approximately,” “intends,” “plans,” “estimates” or “anticipates,” or, in each case, their negatives or other variations or comparable terminology. By their nature, forward-looking statements involve risks and uncertainties because they relate to events and depend on circumstances that may or may not occur in the future, including risks and uncertainties relating to performance or outcomes which could differ materially from our current expectations. Unless required by applicable law, Symmetry Surgical undertakes no obligation to update or revise any such forward-looking statements whether as a result of new information, future events or otherwise. We refer you to the "Risk Factors" section in the Company's Form S-4 Registration Statement filed with the Securities and Exchange Commission on October 31, 2014, and the amendments related to it, as well as the Company’s other filings, all of which are available on the SEC's Web site at www.sec.gov.

Investor Contact:

Zack Kubow

The Ruth Group

646-536-7020

zkubow@theruthgroup.com

Media Contact:

Calvin Allen

The Ruth Group

646-536-7002

callen@theruthgroup.com

Symmetry Surgical, Inc.

Consolidated Statements of Operations

In Thousands, Except Per Share Data

	Three Months Ended		Year to Date
	January 3,	December 28,	January 3,	December 28,
	2015	2013	2015	2013
	(unaudited)	(unaudited)

Revenue - third parties	$20,059	$22,256	$81,104	$88,876
Revenue - Symmetry OEM Solutions	235	23	678	71
Total revenue	20,294	22,279	81,782	88,947
Cost of revenue	11,945	13,425	46,098	48,394

Gross profit	8,349	8,854	35,684	40,553

Sales and marketing expenses	4,450	3,406	17,402	18,279
General and administrative expenses	5,026	4,465	18,643	20,515
Asset impairment	45,317	296	55,817	20,105
			-	-

Operating income (loss)	(46,444)	687	(56,178)	(18,346)
Other (income) expense:
Interest expense	24	-	24	-
Derivatives valuation loss	-	-	-	242
Other	63	81	229	38

Income (loss) before income taxes	(46,531)	606	(56,431)	(18,626)
Income tax expense (benefit)	(16,995)	266	(20,656)	(6,441)

Net income (loss)	$(29,536)	$340	$(35,775)	$(12,185)

Net income (loss) per share:
Basic	$(3.08)	$0.04	$(3.73)	$(1.27)
				-
Diluted	$(3.08)	$0.04	$(3.73)	$(1.27)

Weighted average common shares and equivalent shares outstanding:
Basic	9,587	9,587	9,587	9,587
Diluted	9,587	9,587	9,587	9,587

Symmetry Surgical, Inc.

Consolidated Balance Sheets

In Thousands

	January 3,	December 28,
	2015	2013

ASSETS:
Current Assets:
Cash	$2,994	$648
Accounts receivable, net	10,070	13,531
Inventories	24,141	17,015
Deferred income taxes	2,816	2,231
Other current assets	2,417	1,664

Total current assets	42,438	35,089
Property and equipment, net	2,768	3,288
Deferred income taxes	21,243	2,003
Goodwill	7,126	62,995
Intangible assets, net of accumulated amortization	77,903	81,856
Other assets	219	220

Total Assets	$151,697	$185,451

LIABILITIES AND EQUITY:
Current Liabilities:
Accounts payable	$5,198	$7,007
Due to Symmetry OEM Solutions	85	2,031
Accrued wages and benefits	1,902	2,120
Other accrued expenses	1,417	1,491
Accrued income taxes	158	23
Deferred income taxes	15	-
Revolving line of credit	3,876	-

Total current liabilities	12,651	12,672
Other long-term liabilities	1,092	951

Total Liabilities	13,743	13,623

Commitments and contingencies

Equity:
Net parent investment in Symmetry Surgical, Inc. prior to separation	-	171,989

Stockholder' Equity:
Common Stock, $.0001 par value; 50,000 shares authorized; 10,313 shares issued in 2014	1	-
Additional paid-in capital	138,576	-
Retained deficit	(116)	-
Accumulated other comprehensive income	(507)	(161)

Total Stockholder' Equity	137,954	(161)

Total Equity	137,954	171,828

Total Liabilities and Equity	$151,697	$185,451

Symmetry Surgical, Inc.

Reconciliation of EBITDA

In Thousands

	Three Months Ended			Year to Date
	January 3,	September 27,	December 28,	January 3,	December 28,
	2015	2014	2013	2015	2013
	(unaudited)			(unaudited)

Net income (loss), as reported	$(29,536)	$275	$340	$(35,775)	$(12,185)
Adjustments:
Interest	24	-	-	24	-
Tax expense (benefit)	(16,995)	46	266	(20,656)	(6,441)
Depreciation	245	239	229	956	1,075
Amortization	1,341	1,345	1,342	5,375	5,027
Asset impairment	45,317	-	296	55,817	20,105

EBITDA	$396	$1,905	$2,473	$5,741	$7,581

Symmetry Surgical, Inc.

Revenue by Product and Geography

In Thousands

	Fourth Quarter			Vs Prior Quarter			Total Year
	4Q'14	4Q'13	Change	4Q'14	3Q'14	Change	2014	2013	Change
	(unaudited)			(unaudited)
Revenue by Product:
Symmetry Surgical branded	$18,073	$18,052	0.1%	$18,073	$18,242	-0.9%	$71,021	$73,693	-3.6%
Alliance Partners	2,221	4,227	-47.5%	2,221	2,211	0.5%	10,761	15,254	-29.5%

Total Revenue	20,294	22,279	-8.9%	20,294	20,453	-0.8%	81,782	88,947	-8.1%

Revenue by Geography
United States	$17,674	$19,799	-10.7%	$17,674	$17,698	-0.1%	$71,578	$78,358	-8.7%
International	$2,620	$2,480	5.6%	$2,620	$2,755	-4.9%	$10,204	$10,589	-3.6%

Total Revenue	$20,294	$22,279	-8.9%	$20,294	$20,453	-0.8%	$81,782	$88,947	-8.1%